Exhibit 99.1

EyeGate Pharmaceuticals Announces Appointment of Brian M. Strem, Ph.D., as President and Chief Executive Officer

-EyeGate signs non-binding letter of intent to acquire Bayon Therapeutics, a private ophthalmic pharmaceutical company developing a novel, vision restoring small molecule platform-

WALTHAM, MA, July 26, 2021 – EyeGate Pharmaceuticals, Inc. (NASDAQ: EYEG), (“EyeGate” or the “Company”), a clinical-stage company developing and commercializing products for treating inflammatory and immune diseases with a focus on the eye and nervous system, today announced that Brian M Strem, Ph.D., Co-Founder, Director and former Chief Executive Officer of Okogen, Inc as well as Co-Founder and Managing Director of Bayon Therapeutics, was appointed as permanent President, Chief Executive Officer and board member, effective immediately. He brings strategic expertise, scientific acumen and drug development experience in ophthalmology, otology and regenerative medicine to his new role.

Additionally, EyeGate has entered a non-binding letter of intent (the “LOI”) to acquire Bayon Therapeutics, a private ophthalmic specialty pharmaceutical company focused on using light sensitive ‘photoswitch’ small molecules, specifically designed to restore vision in patients with inherited and age-related degenerative retinal diseases.

“Brian’s dynamic entrepreneurship, business development achievements and ability to drive his vision forward makes him exceptionally well qualified for this significant inflection point in EyeGate’s evolution,” said Stephen From, Executive Chairman of EyeGate. “We are pleased by the recent advancements across our clinical development program for PP-001 and OBG: two unique platforms with broad therapeutic potential among a diverse range of ocular surface and systemic diseases. We look forward to building on this momentum, and we have the greatest confidence in Brian and the executive team’s ability to marshal the necessary resources to maximize the value of our platform, explore additional pipeline expansion opportunities and successfully lead EyeGate through this next phase of continued growth.”

From added, “We would like to thank Franz Obermayr, PhD., for his leadership as Acting Chief Executive Officer, and we look forward to continued collaboration as he transitions and reassumes his position as EVP Clinical Development.”

Brian M Strem, Ph.D., is a biotech executive and entrepreneur with a strong ophthalmology background. Dr. Strem co-founded Bayon Therapeutics where he in-licensed global, exclusive rights to the Intellectual Property covering multiple generations of photoswitches. The lead small molecule, termed “BENAQ”, is being prepared for a Phase 1b clinical trial in patients with late-stage retinitis pigmentosa. Dr. Strem also co-founded Okogen Inc., an ophthalmic company focused on a novel therapeutic for the treatment of viral infections of the eye, where he was most recently, Director and Chief Executive Officer. Dr. Strem led a successful Series A financing and was responsible for all aspects of corporate strategy, intellectual property, fundraising, drug development, market access and positioning. Before founding Bayon and Okogen, Dr. Strem held leadership positions at Sound Pharmaceuticals as VP of Business Development, as well as Allergan, where he was Director of Global Business Development and instrumental in M&A and licensing for ophthalmology and drug development. Prior to joining Allergan, Dr. Strem was Director of Global Business Development at Shire Pharmaceuticals, where he was responsible for scientific licensing of new therapeutics in regenerative medicine, rare disease, and ophthalmology. Dr. Strem began his career at Cytori Therapeutics with elevating roles within the commercial and R&D departments. Dr. Strem received his B.S. in bioengineering from Cornell University and his Ph.D., in biomedical engineering from UCLA.

Pursuant to the Term Sheet, the Company and Bayon intend to negotiate and enter into a definitive agreement pursuant to which the Company would acquire Bayon in connection for closing consideration of 50,000 shares of the Company’s common stock, and potential earnout consideration of up to approximately $7.1 million or, in the Company’s discretion, up to approximately 2.2 million shares of the Company’s common stock or common stock equivalents, based on the achievement of successive milestones based on clinical trial data and regulatory approval of Bayon products. Further terms of the proposed transaction will be provided by upon EyeGate and Bayon entering into a definitive agreement for the transaction.  There can be no assurance that a definitive agreement will be entered into or that the proposed transaction will be consummated at all or on the terms described in this press release.

About Bayon Therapeutics

Bayon Therapeutics is an ophthalmic specialty pharmaceutical company focused on developing light sensitive small molecules. These photoswitches are specifically designed to restore the eyes’ ability to perceive and interpret vision in visually-impaired patients. Bayon’s lead candidate, a small molecule known as “BENAQ”, selectively enters viable downstream retinal ganglion cells (no longer receiving input from degenerated rods and cones) and turns them into light sensing cells, capable of signaling the brain as to the presence or absence of light. BENAQ, the company’s lead photoswitch, is entering the clinic with an initial focus in patients with later stages of disease progression due to Retinitis Pigmentosa (all sub-forms). Bayon plans to further develop the platform for use in patients with Geographic Atrophy, the later stages of Age-Related Macular Degeneration (dry AMD). For more information, please visit www.bayontx.com.

About EyeGate

EyeGate is a clinical-stage pharmaceutical company developing and commercializing products for treating inflammatory and immune diseases with a focus on the eye and nervous system. PP-001, EyeGate’s lead clinical-stage drug product, is a next-generation, non-steroidal, immuno-modulatory and small-molecule inhibitor of Dihydroorotate Dehydrogenase (“DHODH”) with best-in-class picomolar potency and a validated immune modulating mechanism designed to overcome the off-target side effects and safety issues associated with DHODH inhibitors. PP-001 has been developed in two clinical-stage ophthalmic formulations; PaniJect, an intravitreal injection for inflammatory diseases of the eye including posterior uveitis, and PaniDrop, a novel nano carrier technology eye drop for ocular surface diseases such as viral conjunctivitis and dry eye disease. Intravenous and oral formulations are also in development for conditions outside the ocular space. In addition, EyeGate is developing Ocular Bandage Gel (“OBG”), a modified form of the natural polymer hyaluronic acid, designed to protect the ocular surface to permit re-epithelialization of the cornea and improve ocular surface integrity. OBG, with unique properties that help hydrate and protect the ocular surface, is in clinical evaluation for patients undergoing photorefractive keratectomy (“PRK”) surgery for corneal wound repair after refractive surgery and patients with punctate epitheliopathies (“PE”) as a result of dry eye. For more information, please visit www.EyeGatePharma.com.

Forward-Looking Statements

Some of the statements in this press release are “forward-looking” and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These “forward-looking” statements include statements relating to, among other things, the commercialization efforts and other regulatory or marketing approval efforts pertaining to EyeGate’s products, including EyeGate’s PP-001 and OBG products, as well as the success thereof, with such approvals or success may not be obtained or achieved on a timely basis or at all; the results and potential benefits of the acquisition of Bayon; and the proposed terms and conditions of any binding definitive agreement with Bayon, which is subject to the receipt of all necessary approvals and satisfaction of all closing conditions for the completion of the transaction. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release, including, among other things, certain risk factors described under the heading “Risk Factors” contained in EyeGate’s Annual Report on Form 10-K filed with the SEC on March 25, 2021 or described in EyeGate’s other public filings. EyeGate’s results may also be affected by factors of which EyeGate is not currently aware. The forward-looking statements in this press release speak only as of the date of this press release. EyeGate expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

Contact

Corey Davis, Ph.D.

LifeSci Advisors

(212) 915-2577

cdavis@lifesciadvisors.com